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                                                                    EXHIBIT 99.1

              microHelix Announces Third Quarter Financial Results

                   Net Loss for Quarter Substantially Reduced
                         Company Addresses Nasdaq Issues

                              For immediate release

Contact:    Terry Rixford
            Chief Financial Officer
            (503) 968-1600

                 RCG Capital Markets Group, Inc. (480) 675-0400

(October 23, 2003) - PORTLAND, Oregon - microHelix, Inc. (NASDAQ: MHLX), a leading designer, manufacturer and distributor of customized electronic micro-interconnect systems for the medical industry (ultrasound, minimally invasive and fully-implantable), commercial and military markets, today announced financial results for the third quarter and the nine-month period ended September 30, 2003.

For the quarter ended September 30, 2003, the Company reported sales of $1,377,000, compared to sales of $1,357,000 reported for the quarter ended September 30, 2002. The Company reported a net loss of $462,000 or $0.10 per share, compared to a net loss of $937,000 or $0.20 per share for the same quarter a year ago.

For the nine-month period ended September 30, 2003, the Company reported sales of $3,961,000, compared to sales of $3,659,000 for the comparable period a year ago, an increase of 8 percent. The Company reported a net loss of $1,697,000 or $0.37 per share for the first nine months of 2003, compared to a net loss of $2,883,000 or $0.62 per share for the first nine months of 2002.

Ty Pettit, microHelix president and chief executive officer, commented, "I am encouraged by our improving financial results which reflect a combination of increased business with current customers and new opportunities developed since January. When compared with the same period of 2002, our revenues coming from medical ultrasound, minimally invasive cable assemblies and fine wire have become increasingly important contributors to growth and improved margins. We will remain tightly focused on building on these successes in the next several fiscal quarters."

For the third quarter ended September 30, 2003 the Company reported a gross profit of $88,000 compared to $12,000 for the same quarter a year ago on substantially the same volume. Total operating expenses for the third quarter ended September 30, 2003 were $556,000 compared to $925,000 for the same quarter a year ago, a reduction of 40 percent. The reductions in expenses occurred in both sales and marketing and the general
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and administrative areas, and were a direct result of the cost reduction programs that were initiated in October 2002 and April 2003. Other income was $6,000 in the third quarter of fiscal 2003, compared to other expense of $24,000 in the third quarter of fiscal 2002. This change was primarily due to a gain of $31,000 realized from the sale of assets. Through the improvement in gross profit, the continued reduction of operating expenses and the change in other income, the Company's net loss of $462,000 in the third quarter of fiscal 2003 represents more than a 50 percent improvement compared to the net loss of $937,000 recorded in the third quarter of fiscal 2002.

Terry Rixford, microHelix senior vice-president of finance, commented, "I continue to be pleased with the progress the Company has made in reducing operating expenses and increasing gross margins through improvements in manufacturing operations. The Company ended the third quarter of fiscal year 2003 with a cash balance of $421,000. Although this represents a reduction of $381,000 from the June 30, 2003 balance of $803,000 it should be noted that $213,000 of this decrease was used to reduce notes payable."

On October 16, 2003 the Company presented to a Nasdaq Qualifications Hearing Panel its plan to regain compliance with the Nasdaq SmallCap Market requirement that the minimum bid price of the Company's common stock exceed $1.00 per share. The Company proposed a 1-for-3 reverse stock split of its common stock to regain compliance with this requirement. The closing price of the Company's common stock on October 22, 2003 was $.74 per share. The Company intends to seek shareholder approval for the reverse stock split at a special meeting to be held on or about December 10, 2003.

At the October 16, 2003 meeting the Nasdaq Qualifications Hearing Panel also required the Company to present a plan for complying with the Nasdaq SmallCap Market requirement that shareholders' equity exceed $2.5 million. As of September 30, 2003, the Company's shareholders' equity was $2.2 million. Subject to obtaining shareholder approval at the special shareholders meeting as required by Nasdaq, and to complying with federal and state securities laws, the Company intends to increase its shareholders' equity through a combination of the following:

- The exercise price per share of the Class B warrants would be reduced to a price equal to the average closing price of the Company's Common Stock as reported by Nasdaq on the 15 trading days with the highest closing prices during the 20 trading days immediately preceding the date of the special shareholders meeting. The Company anticipates the price reduction will be in effect from approximately December 15, 2003 through January 16, 2004, after which date the exercise price of the Class B warrants will return to its current $7.20 per share (subject to proportional adjustment to reflect the reverse stock split).

- The Company would sell up to $500,000 of its common stock to certain of its directors and officers in exchange for cash and/or the forgiveness of outstanding debt owed to such individuals.
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The Company may also attempt to sell additional equity securities in one or more private placements to third parties.

There can be no assurance that Nasdaq will agree to defer de-listing the Company's securities from the Nasdaq SmallCap Market while the Company pursues these plans. Even if Nasdaq agrees to the Company's timetable, there can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or the minimum shareholders' equity requirement. Further, there can be no assurance that the Company will successfully effect the proposed 1-for-3 reverse stock split, or if such a reverse stock split is effected, that the minimum bid price of a share of the Company's common stock will thereafter remain in excess of $1.00. If Nasdaq delists the Company's securities from the Nasdaq SmallCap Market, the Company expects that its shares of common stock and warrants may be eligible for quotation on the OTC Bulletin Board. Delisting from the Nasdaq SmallCap Market may have an adverse effect on the liquidity of the Company's common stock and warrants.

Management will discuss these financial results in a conference call at 4:00 P.M. ET, Thursday, October 23, 2003. Interested parties can access the call by dialing (877) 858-9308 or by accessing the web cast at http://www.microhelix.com. A replay of the call will be available at (706) 645-9291 through October 27, 2003, access code 1810710, and the web cast can be accessed at http://www.microhelix.com for 30 days as well.

microHelix, Inc. is a leading designer, manufacturer and marketer of customized electronic micro-interconnect systems for the medical (ultrasound, minimally invasive and fully-implantable), commercial and military markets. microHelix's interconnect systems are designed into devices manufactured by OEM customers and are used in applications like medical ultrasound probes, electrophysiology cardiac mapping catheters, left ventricular assist devices and pain management devices. microHelix has 13 approved U.S. patents and 12 pending patents covering proprietary micro-miniature methods of manufacturing electronic interconnect systems and related technology.

Statements in this press release, including statements by Ty Pettit and Terry Rixford, and statements regarding the proposed reverse stock split and plans to improve the Company's equity position to comply with Nasdaq listing requirements, other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are subject to risks and uncertainties that could cause the company's actual future results to differ materially from the results discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, competition from existing or new products, production delays, lack of market acceptance of the company's products, general economic conditions, the failure of the Company's shareholders to approve the proposed 1-for-3 reverse stock split, the failure of the minimum bid price of the Company's common stock to $1.00 after a reverse stock split, the Company's inability to comply with the shareholders' equity requirement of the Nasdaq listing rules, and such other risks and factors as are described from time to time in the Company's Securities and Exchange Commission filings. The forward-looking statements made today speak only as of today and the Company does not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.
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                           Financial Statements Follow
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STATEMENT OF OPERATIONS (in thousands)

                                               Three Months Ended        Nine Months Ended
                                               ------------------        -----------------
                                                 September 30,             September 30,
                                               ------------------        -----------------
                                              2002         2003        2002           2003
                                              ----         ----        ----           ----
                                          (unaudited)  (unaudited)  (unaudited)   (unaudited)
SALES                                      $ 1,357        1,377      $ 3,659        3,961

COST OF SALES                                1,345        1,289        3,753        3,748
                                             -----        -----        -----        -----
                 Gross profit                   12           88          (94)         213
                                             -----        -----        -----        -----

OPERATING EXPENSES:
  Research and development                     180          171          434          611
  Sales and marketing                          227          131          641          423
  General and administrative                   518          254        1,646          851
                                             -----        -----        -----        -----
     Total operating expenses                  925          556        2,721        1,885
                                             -----        -----        -----        -----

INCOME (LOSS) FROM OPERATIONS                 (913)        (468)      (2,815)      (1,672)

OTHER INCOME (EXPENSE):
  Gain on sale of asset                         --           31           --           61
  Interest income                               16           --           63           10
  Interest expense and finance charges         (18)         (17)         (60)         (60)
  Interest expense to shareholder              (22)          (8)         (71)         (36)
                                             -----        -----        -----        -----
    Other expense - net                        (24)           6          (68)         (25)
                                             -----        -----        -----        -----
NET LOSS                                      (937)        (462)      (2,883)      (1,697)
                                              ====         ====       ======       ======

SHARES OUTSTANDING                           4,660        4,620        4,660        4,620
                                             -----        -----        -----        -----
NET LOSS PER SHARE                         $ (0.20)     $ (0.10)     $ (0.62)     $ (0.37)
                                             -----        -----        -----        -----

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BALANCE SHEET (in thousands)

                                                        12/31/02      9/30/03
                                                        --------      -------
                                                       (audited)    (unaudited)
ASSETS

CURRENT ASSETS:
   Cash                                                $  2,132      $    421
   Accounts receivable, net                               1,155           840
   Inventories                                              705           780
   Prepaid expenses and other assets                        111            52
                                                       --------      --------
      Total current assets                                4,103         2,093

PROPERTY, PLANT, AND EQUIPMENT - Net                      1,546         1,443

INTANGIBLE AND OTHER ASSETS - Net                         1,095         1,131
                                                       --------      --------
TOTAL                                                  $  6,744      $  4,667
                                                       ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                    $    477      $    420
   Accrued liabilities                                      445           416
   Line of credit                                           739           563
   Short-term borrowing                                      --           100
   Current portion of notes payable to shareholder          535            --
   Current portion of capital lease obligation               --           191
                                                       --------      --------
      Total current liabilities                           2,196         1,690

LONG-TERM DEBT:
   Deferred gain on sale-leaseback                           --           244
   Capital lease obligation                                  --           158
   Notes payable to shareholder                             600           327
                                                       --------      --------
      Total long-term liabilities                           600           729

      Total liabilities                                   2,796         2,419
                                                       --------      --------
SHAREHOLDERS' EQUITY:
   Common stock                                          14,179        14,159
   Additional paid in capital                             6,488         6,488
   Notes receivable from shareholders                       (58)          (58)
   Deferred compensation                                    (49)          (32)
   Accumulated deficit                                  (16,612)      (18,309)
                                                       --------      --------
      Total shareholders' equity                          3,948         2,248
                                                       --------      --------
TOTAL                                                  $  6,744      $  4,667
                                                       ========      ========